Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREENLANE HOLDINGS, INC.
a Delaware Corporation

Greenlane Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Greenlane Holdings, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 2, 2018, under the name of Greenlane Holdings, Inc.

THIRD: That Article IV of the Amended and Restated Certificate of the Corporation (the ‘Certificate of Incorporation”), is hereby amended by deleting Subsection A in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is one billion eight hundred forty million (1,840,000,000), consisting of (i) one billion eight hundred million (1,800,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”); and (ii) thirty million (30,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and (iii) ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of April 17, 2025.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 17th day of April, 2025.

By:
Barbara Sher
Chief Executive Officer